EXHIBIT 16.1

December 22, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

RE: File No. 000-31585

Ladies and Gentlemen:

We were previously engaged as the principal accountants for Diamond Discoveries International Corp. (the “Company”) and on April 11, 2003 we reported on the financial statements of the Company as of December 31, 2002 and for the years ended December 31, 2002 and 2001 and the period from April 24, 2000 (date of inception) to December 31, 2002. On November 17, 2003, we were informed that we were dismissed as the principal accountants for the Company. We have read the Company’s statements included pursuant to Item 4 in its Form 8-K/A Current Report dated November 17, 2003. At the request of the Company, we hereby state that we agree with the statements included in the first paragraph of Item 4 that relate to our Firm.

/s/ J. H. COHN LLP
J. H. COHN LLP